Exhibit 99.3

PURCHASE OPTION

THIS PURCHASE OPTION OR THE SHARES OF COMMON STOCK UNDERLYING THIS PURCHASE OPTION MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS HEREIN PROVIDED. THIS PURCHASE OPTION HAS NOT BEEN, AND THE SHARES OF COMMON STOCK UNDERLYING THIS PURCHASE OPTION MAY HAVE NOT BEEN, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”) OR APPLICABLE STATE LAW. THE SHARES OF COMMON STOCK UNDERLYING THIS PURCHASE OPTION MAY NOT BE ELIGIBLE FOR RESALE UNDER RULE 144 UNDER THE ACT.

THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO FEBRUARY 20, 2008.

PURCHASE OPTION

FOR THE PURCHASE OF

[ ] SHARES OF COMMON STOCK

OF

180 CONNECT INC.

1.	Purchase Option.

This Certifies That, in consideration of $__ duly paid by or on behalf of [ ] (“Holder”) to [ ] (the “Seller”), Holder of this purchase option is entitled, at any time or from time to time beginning on February 20, 2008 (“Commencement Date”), and at or before 5:00 p.m., Eastern Time, on February 20, 2009 (“Expiration Date”), but not thereafter, to purchase and receive from Seller, in whole or in part, up to [ ] shares of common stock of the Company (as defined below), par value $.0001 per share (“Shares”). If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein.

This Purchase Option is effective as of August 24, 2007 but executed as of the date below.

Commencing on the date hereof and ending on the Expiration Date, the Seller agrees not to take any action that would terminate this Purchase Option. This Purchase Option is exercisable at $.0001 per Share so purchased (the “Exercise Price”).

As used herein, the term “Business Day” shall mean any day, except a Saturday, Sunday or legal holiday on which the banking institutions in the City of New York are authorized or obligated by law or executive order to close.

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2.         Investment Representations. Holder understands that this Purchase Option has not been registered under the Act (as defined below) and that the Shares may not have been registered under the Act. Holder also understands that this Purchase Option and the Shares are being offered and sold pursuant to an exemption from registration contained in the Act based in part upon Holder’s representations below. Holder hereby represents and warrants as follows:

2.1       Holder Bears Economic Risk. Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Holder must bear the economic risk of this investment indefinitely unless this Purchase Option or the Shares are registered pursuant to the Act or an exemption from registration is available. Holder understands that the Company has no present intention of registering this Purchase Option or the Shares. Holder also understands that there is no assurance that any exemption from registration under the Act will be available and that, even if available, such exemption may not allow Holder to transfer all or any portion of this Purchase Option or the Shares under the circumstances, in the amounts or at the times Holder might propose.

2.2       Acquisition for Own Account. Holder is acquiring this Purchase Option and the Shares for Holder’s own account for investment only, and not with a view towards their distribution in violation of applicable securities laws, provided, however, that by making the representations herein, the Holder does not agree, or make any representation or warranty to hold this Purchase Option or any of the Shares for any minimum or other specific term and reserves the right to dispose of this Purchase Option or any of the Shares at any time in accordance with Section 4.2 hereof.

2.3       Holder Can Protect Its Interest. Holder represents that by reason of its, or of its management’s, business or financial experience, Holder has the capacity to protect its own interests in connection with the transactions contemplated in this Purchase Option. Further, Holder is aware of no publication of any advertisement in connection with the transactions contemplated in this Purchase Option.

2.4       Accredited Investor. Holder represents that it is an accredited investor within the meaning of Regulation D under the Act.

2.5       Rule 144. Holder acknowledges and agrees that the Shares may not be eligible for resale under Rule 144 under the Act.

3.	Exercise.

3.1       Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto as Exhibit A must be duly executed and completed and delivered to the Seller, together with this Purchase Option and payment of the Exercise Price for the Shares being purchased payable in cash or by certified check or official bank check. If the rights of Holder represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

3.2       Legend. To the extent certificated, each certificate for the securities purchased under this Purchase Option shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (“Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”) or applicable state law. The securities may not be offered for sale, sold or otherwise transferred, in whole or in part, except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law. The securities may not be eligible for resale under Rule 144 under the Act.”

4.	Transfer.

4.1       General Restrictions. The Seller shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Shares at any time prior to the Expiration Date. The Holder may sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Purchase Option at any time after the date hereof (and of any of the Shares at any time after the Commencement Date) in accordance with Section 4.2 below.

4.2       Restrictions Imposed by the Act. This Purchase Option and the Shares may be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of if (i) the Seller has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Seller, (ii) a registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission and compliance with applicable state securities law has been established or (iii) Rule 144 promulgated under the Act is available for the sale, transfer, assignment, pledge, hypothecation or disposition of this Purchase Option or such Shares.

5.	Registration Rights. Upon exercise of this Purchase Option, Holder shall be entitled to all registration and other rights of Seller pursuant to the Amended and Restated Registration Rights Agreement dated as of August 24, 2007 among the Company, the Seller and the other parties thereto in respect of the Shares purchased hereunder.

6.	Adjustments

6.1       Adjustments to Number of Securities. The number of Shares underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1    Stock Dividends — Split-Ups. If after the date hereof, the number of outstanding shares of common stock of the Company (the “Common Stock”) is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying this Purchase Option shall be increased in proportion to such increase in outstanding shares.

6.1.2    Aggregation of Shares. If after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying this Purchase Option shall be decreased in proportion to such decrease in outstanding shares.

6.1.3    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change that solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Option prior to such event.

7.         Notice Requirements. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company.

8.         Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

9.	ENTIRE AGREEMENT.

This Purchase Option constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.1       Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Seller and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

9.2       Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The parties hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its(their) reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

9.3       Waiver, Etc. The failure of the Seller or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Seller or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.4       Execution in Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

9.5       Limitations on Exercise. Notwithstanding anything to the contrary contained in this Purchase Option, this Purchase Option shall not be exercisable by the Holder hereof to the extent (but only to the extent) that, if exercisable by the Holder, the Holder or any of its affiliates would beneficially own in excess of 9.90% (the “Maximum Percentage”) of the outstanding shares of common stock of 180 Connect Inc (the “Company”). To the extent the above limitation applies, the determination of whether this Purchase Option shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities of the Company owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined by the Holder. No prior inability to exercise this Purchase Option pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Purchase Option. This paragraph may not be waived by the Holder, any successor holder or the Seller.

            IN WITNESS WHEREOF, the parties have caused this Purchase Option to be signed as of _________________, 2007.

By: ______________________________________

By: ______________________________________